   As filed with the Securities and Exchange Commission on September 15, 1998.
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            INSIGHT ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                            86-0766246
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)


                              6820 South Harl Ave.
                              Tempe, Arizona 85283
                                 (602) 902-1001
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                  --------------------------------------------

                     Eric J. Crown, Chief Executive Officer
                            Insight Enterprises, Inc.
                              6820 South Harl Ave.
                              Tempe, Arizona 85283
                                 (602) 902-1001
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        --------------------------------

                                    Copy to:

                               Michael M. Donahey
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6381
                                 --------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                                       PROPOSED
                                                        MAXIMUM
                                      PROPOSED         AGGREGATE      AMOUNT OF
TITLE OF SHARES   AMOUNT TO BE         MAXIMUM         OFFERING     REGISTRATION
TO BE REGISTERED  REGISTERED(1)   PRICE PER SHARE(2)    PRICE(2)         FEE
--------------------------------------------------------------------------------
Common Stock,
$.01 par value      300,892            $32.625         $9,816,602       $2,896
--------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last reported sale price of the Common Stock on September 10, 1998, as reported by the Nasdaq Stock Market.

      The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                                 300,892 SHARES

                            INSIGHT ENTERPRISES, INC.

                                  COMMON STOCK

      This Prospectus relates to the offer and sale by Gary Oreman, Darin Oreman, Eleanor Oreman, and Jay Oreman (the "Selling Stockholders") of an aggregate of 300,892 shares of the Common Stock, $0.01 par value per share (the "Common Stock"), of Insight Enterprises, Inc., a Delaware corporation (the "Company"). The Company will not receive any portion of the proceeds from the sale of the Common Stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by the Company. The brokerage and other expenses of sale incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders."

      The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "NSIT." As of September 11, 1998, the closing sale price for the Common Stock, as reported by the Nasdaq Stock Market, was $33.9375 per share.

                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH THIS OFFERING.

                            ------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               SEPTEMBER ___, 1998

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is traded on the Nasdaq Stock Market. Reports, proxy statements, and other information filed by the Company are also available for inspection at the offices of Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

      This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

      The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the year ended December 31, 1997, (ii) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, (iii) the Current Reports of the Company on Form 8-K, filed April 20, 1998 and January 20, 1998, and (iv) the Proxy Statement filed by the Company on April 9, 1998. All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates).

Requests should be directed to the Secretary, Insight Enterprises, Inc., 6820 South Harl Ave., Tempe, Arizona 85283; telephone (602) 902-1001.

                                  RISK FACTORS

      The purchase of the Common Stock offered hereby involves substantial risk. The following matters, including those mentioned elsewhere, should be considered carefully by a prospective investor in evaluating a purchase of the Common Stock.

FLUCTUATIONS IN OPERATING RESULTS; VOLATILITY OF STOCK PRICE

      The Company's results of operations are influenced by a variety of factors, including general economic conditions, the condition of the computer and related products industry, shifts in demand for or availability of computer and related products and industry announcements of new products or upgrades. Sales can be dependent on specific product categories and any change in demand for or supply of such products could have a material adverse effect on the rate of growth of the Company's sales. The Company's operating results are also highly dependent upon its level of gross profit as a percentage of net sales which fluctuates due to numerous factors including opportunities to increase market share, the availability of opportunistic purchases, changes in prices from suppliers, reductions in the amount of supplier reimbursements that are made available, general competitive conditions, and the relative mix of products sold during the period. The Company expects gross margins to continue to decline primarily due to industry-wide pricing pressures and a continued shift in product mix. In addition, the Company's expense levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

      The technology sector of the United States stock markets has experienced substantial volatility in recent months and years, and the market price of the Company's Common Stock has, likewise, fluctuated. The deterioration of conditions which favor the technology sector or the stock markets in general or the Company in particular, whether or not such events relate to or reflect upon the Company's operating performance, could adversely affect the market price of the Company's Common Stock. Furthermore, fluctuations in the Company's operating results, increased competition, reduced vendor incentives and trade credit, higher postage and operating expenses and other developments may impact public perception and analyst reports regarding the Company which could have a significant impact on the market price of the Common Stock.

HIGHLY COMPETITIVE INDUSTRY

      The computer and related products industry is highly competitive. Competition is based primarily on product availability, price, speed of delivery, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines. The Company expects competition to increase as retailers and direct marketers who have not traditionally sold computers and related products enter the industry and if the industry's rate of growth in the United States slows. The Company competes with a large number and wide variety of marketers and resellers of computers and related products, including traditional computer and related products retailers, computer superstores, consumer electronics and office supply superstores, mass merchandisers and national direct marketers (including value-added resellers and specialty retailers, aggregators, distributors, franchisers, manufacturers and national computer retailers some of which have commenced their own direct marketing operations). Certain of the Company's competitors have longer operating histories and greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors offer a wider range of products and services than the Company, and may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many current and potential competitors also have greater name recognition, more extensive promotional activities and adopt more aggressive pricing policies than the Company. There can be no assurance that the

Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, results of operations and financial condition.

      The computer and related products industry is undergoing significant change. The Company believes that consumers have become more accepting of large-volume, cost-effective channels of distribution such as computer superstores, consumer electronic and office supply superstores, national direct marketers and mass merchandisers. Product resellers and direct marketers are combining operations or acquiring or merging with other resellers and direct marketers to increase efficiency. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products and services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and acquire significant market share. Generally, pricing is very aggressive in the industry and the Company expects pricing pressures to continue. There can be no assurance that the Company will be able to offset the effects of price reductions with an increase in the number of customers, higher sales, cost reductions or otherwise. Such pricing pressures could result in an erosion of the Company's market share, reduced sales and reduced operating margins, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company expects gross margins to continue to decline primarily due to industry-wide pricing pressures and a continued shift in product mix.

MANAGING RAPID GROWTH; NO ASSURANCE OF ADDITIONAL FINANCING

      Since its inception, the Company has experienced substantial changes in and expansion of its business and operations. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. The Company's operating expenses and staffing levels have increased and are expected to increase substantially in the future. In particular, the Company has hired a significant number of additional personnel, including senior sales managers, account executives and other persons with experience in both the computer and direct marketing industries, and there can be no assurance that such persons will perform to the Company's expectations. Competition for such personnel is intense, and there can be no assurance that the Company will be able to continue to attract, assimilate and retain additional highly qualified persons in the future. In addition, the Company expects that any future expansion will continue to challenge the Company's ability to hire, train, motivate and manage its employees. The Company also expects over time to expend considerable resources to expand its management system and to implement a variety of new systems and procedures. If the Company's sales do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or otherwise fails to manage its expansion effectively, there would be a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will achieve its growth strategy.

      Historically, cash flow from operations has been insufficient to finance the Company's growth and the Company has relied upon a line of credit and proceeds from public offerings to finance working capital requirements. There can be no assurance that the Company's operations will generate sufficient cash flow or that adequate financing will be available to finance continued growth.

RELIANCE ON SUPPLIERS; ALLOCATION OF GOODS

      The Company acquires products for resale both directly from manufacturers and indirectly through distributors. Purchases from Ingram Micro, Inc., a distributor of computers and related products, accounted for approximately 19% of the Company's aggregate purchases for calendar 1997. No other supplier accounted for more than 16% of purchases in calendar 1997. However, the top five suppliers as a group accounted for approximately 59% of the Company's product purchases during calendar 1997. The loss of Ingram Micro, Inc. or any other supplier could cause a short-term disruption in the availability of products. Certain of the products offered from time to time by the Company are subject to manufacturer allocation which limits the number of units of such products available to resellers, including the Company. The inability of the Company to obtain a sufficient quantity of products, in particular, high demand products such as desktops and notebooks, or an allocation of products from a manufacturer in a way which favors one of the Company's competitors relative to the Company, could cause the Company to be unable to fill customers' orders in a timely manner, or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. Certain suppliers provide the Company with substantial incentives in the form of payment discounts, supplier reimbursements, price protections and rebates. Supplier funds are used to offset, among other things, cost of goods sold, marketing costs, and other operating expenses. The Company competes with other market competitors for these funds. No assurance can be given that the Company will continue to receive such incentives or that it will be able to collect outstanding amounts relating to these incentives in a timely manner or at all. A reduction in or discontinuance of, a significant delay in receiving or the inability to collect such incentives could have a material adverse effect on the Company's business, results of operations and financial condition.

RAPID CHANGES IN PRODUCT STANDARDS AND RISK OF INVENTORY OBSOLESCENCE

      The computer and related products industry is characterized by rapid technological change and the frequent introduction of new products and product enhancements which can decrease demand for current products or render them obsolete. In addition, in order to satisfy customer demand and to obtain greater purchasing discounts, the Company may carry increased inventory levels of certain products in the future. The Company can have limited or no return privileges with respect to certain of its products. There can be no assurance that the Company will be able to avoid losses related to inventory obsolescence.

BUSINESS INTERRUPTION; RELIANCE ON MANAGEMENT INFORMATION SYSTEMS

      The Company believes that its success to date has been, and future results of operations will be, dependent in large part upon its ability to provide prompt and efficient service to customers. In addition, the Company's success is largely dependent on the accuracy, quality and utilization of the information generated by its management information systems, which affect its ability to manage its sales, accounting, inventory and distribution systems. Although the Company has redundant systems, with full data backup, a substantial interruption in these systems or in the Company's telephone communication systems would have a material adverse effect on the Company's business, results of operations and financial condition.

CHANGING METHODS OF DISTRIBUTION

      The manner in which computers and related products are distributed and sold is changing, and new methods of distribution and sale, such as on-line shopping services via the Internet have emerged. Hardware and software manufacturers have sold, and may intensify their efforts to sell, their products directly to end-users. From time to time, certain manufacturers have instituted programs for the direct sales of large order quantities of hardware and software to certain major corporate accounts. These types of programs may continue to be developed and used by various manufacturers. In addition, manufacturers may attempt to increase the volume of software products distributed electronically to end-users. An increase in the volume of products sold through or used by consumers of any of these competitive programs or distributed electronically to end-users could have a material adverse effect on the Company's business, results of operations and financial condition.

STATE SALES OR USE TAX COLLECTION

      The Company presently collects sales tax only on sales of products shipped to customers in the State of Arizona. Sales to customers located within the State of Arizona were approximately 11% of the Company's net sales during calendar 1997. Various states have sought to impose on direct marketers the burden of collecting state sales or use taxes on the sales of products shipped to that state's residents. The United States Supreme Court affirmed its position that under the Commerce Clause of the United States Constitution, a state cannot constitutionally impose sales or use tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and the subsequent delivery of purchased goods by United States mail or by interstate common carrier. If the Supreme Court changes its position or if legislation is passed to overturn the Supreme Court's decision, the imposition of a sales or use tax collection obligation on the Company in states to which it ships products would result in additional administrative expenses to the Company, could result in price increases to the customer or could otherwise have a material adverse effect on the Company's business, results of operations and financial condition. From time to time, legislation to overturn this decision of the Supreme Court has been introduced, although to date, no such legislation has been passed.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS; INTERNATIONAL OPERATIONS

      The Company may seek to acquire businesses to expand or complement its operations. The magnitude, timing and nature of any future acquisitions will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, the Company's financial capabilities, and general economic and business conditions. There is no assurance that the Company will identify acquisition candidates that would result in successful combinations or that any such acquisitions will be consummated on acceptable terms. Any future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of operations of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has had no or only limited direct experience and the potential loss of key employees of the acquired company, all of which in turn, could have a material adverse effect on the Company's business, results of operations and financial condition.

      In addition, the Company recently opened an operation in Canada and completed an acquisition in Europe as part of its effort to penetrate international markets. In implementing this strategy, the Company faces barriers to entry and the risk of competition from local and other companies that already have established global businesses, as well as the risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because the Company may continue to develop its international business through acquisitions, the Company may also be subject to risks associated with such acquisitions, including those relating to the marriage of different corporate cultures and shared decision-making. There can be no assurance that the Company will succeed in increasing its international business, if at all, in a profitable manner.

RISK OF INCREASING MARKETING, POSTAGE AND SHIPPING COSTS

      The Company mails catalogs through the U. S. Postal Service, generates sales leads through marketing and ships products to customers by commercial delivery services. Shipping, postage and paper costs are significant expenses in the operation of the Company's business. Historically, the Company has experienced increases in postage and paper costs. There can be no assurance that any such increases can be recouped through an increase in vendor supported advertising rates or that the Company will be able to offset future increased costs. The inability to pass on these increased costs could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company ships primarily through Federal Express(R), and labor disputes or other service interruptions with Federal Express, the U.S. Postal Service or other commercial carriers could have an adverse effect on the Company's operating costs and ability to deliver products on a timely basis.

POSSIBLE NONRENEWAL OR CANCELLATION OF OUTSOURCING ARRANGEMENTS

      The Company performs outsourcing services for certain manufacturers pursuant to various arrangements. These parties may cancel such arrangements on relatively short notice or fail to renew them upon expiration. There is no assurance that the Company will be able to replace any manufacturers that terminate or fail to renew their relationships with the Company. The failure to maintain such arrangements or the inability to enter into new ones could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

      Several currently installed computer systems and software products, including the primary system used by the Company, are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Therefore, the Company's date critical functions related to the year 2000 and beyond, such as sales, distribution, purchasing, inventory control, marketing, product management, and financial systems may be adversely affected unless these computer systems are or become year 2000 compliant. The Company is in the process of preparing its computer-based systems for the year 2000 and plans on utilizing both internal and external resources to identify, correct, replace, or reprogram, and test its systems for year 2000 compliance in advance of the year 2000. In addition, in order to accommodate its rapid growth, the Company is planning to replace most major components of its existing software over the next year with software that would be year 2000 compliant. The Company continues to evaluate the estimated costs associated with these efforts based on actual experience and does not expect the future costs of resolving its internal year 2000 problems to be material. However, no assurance can be given that the Company's computer systems will be year 2000 compliant in a timely manner or that the Company will not incur significant additional expenses pursuing year 2000 compliance. Furthermore, even if the Company's systems are year 2000 compliant, there can be no assurance that the Company will not be adversely affected by the failure of others to become year 2000 compliant or by the failure of the Company's suppliers to provide year 2000 compliant products for resale by the Company. For example, the Company may be adversely affected by, among other things, warranty and other claims made by the Company's customers related to product failures caused by the year 2000 problem, the disruption or inaccuracy of data provided to the Company by non-year 2000 compliant third parties, and the failure of the Company's service providers, such as credit card processors and independent shipping companies to become year 2000 compliant. The Company will continue to monitor the progress of its material vendors and customers and formulate a contingency plan at that point and time if the Company does not believe a material vendor or customer will be compliant. Despite the Company's efforts to date, there can be no assurance that the year 2000 problem will not have a material adverse affect on the Company in the future.

DEPENDENCE ON KEY PERSONNEL

      The Company's future success will be largely dependent on the efforts of key management personnel, including Eric J. Crown, Chief Executive Officer, Timothy A. Crown, President, and other key employees. The loss of one or more of these key employees could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company believes that its future success will be largely dependent on its continued ability to attract and retain highly qualified management, sales and technical personnel, and there can be no assurance that the Company will be able to attract and retain such personnel. Further, the Company makes a significant investment in the training of its sales account executives. The inability of the Company to retain such personnel or to train them rapidly enough to meet its expanding needs could cause a decrease in the overall quality and efficiency of its sales staff, which could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY EXISTING STOCKHOLDERS

      Eric J. Crown, Chief Executive Officer, and Timothy A. Crown, President, beneficially own in the aggregate approximately 17.4% of the Company's outstanding Common Stock. Because of their beneficial stock ownership, these stockholders are in a position to continue to influence the election of the members of the Board of Directors and decisions requiring stockholder approval.

SHARES ELIGIBLE FOR FUTURE SALE

      As of the date of this Prospectus, the Company has 16,602,468 shares of Common Stock outstanding, of which 16,519,256 are freely tradeable. All of the shares that are not currently freely tradeable will be eligible for sale in the public markets in the near future in accordance with Rule 144 ("Rule 144") promulgated under the Securities Act. In addition, there are outstanding options to purchase a total of 2,087,871 shares of Common Stock. Except as limited by Rule 144 volume limitations applicable to affiliates, shares issued upon the exercise of stock options generally are available for sale in the open market. Future sales of such Common Stock and additional presently indeterminate shares of Common Stock which may be issued by the Company pursuant to "earnout" provisions of completed acquisitions and issued pursuant to any future acquisitions, as well as the Common Stock offered by this Prospectus and Common Stock subject to outstanding options could adversely affect the prevailing market price of the Common Stock.

ANTI-TAKEOVER EFFECT OF CHARTER AND BYLAW PROVISIONS

      The Company's Certificate of Incorporation and Bylaws empower the Board of Directors, without approval of the stockholders, to fix the rights and preferences and to issue shares of preferred stock, prohibit a substantial stockholder of the Company from entering into a business combination or otherwise significantly increasing its interest in the stock or assets of the Company without the consent of the Board of Directors or a two-thirds majority of the stockholders of the Company, prohibit stockholders of the Company from calling a special meeting unless requested by at least 25% of the outstanding voting shares, and require that the Board of Directors be divided into three classes, one of which classes would be elected each year. These provisions could have the effect of deterring unsolicited takeovers or other business combinations or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements contained in this Prospectus, including statements in documents incorporated herein by reference, may be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of revenue and net income and issues that may affect revenue or net income; projections of capital expenditures; plans for future operations; financing needs or plans; plans relating to the Company's products and services; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth above and in documents incorporated herein by reference, describe factors, among others, that could contribute to or cause such differences.

                                 USE OF PROCEEDS

      All 300,892 shares of Common Stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      On September 13, 1998, the Company purchased all of the issued and outstanding shares of capital stock of Treasure Chest Computers, Inc. ("TCCI") pursuant to an Agreement of Purchase and Sale of Stock (the "Agreement") among the Company and the Selling Stockholders. At the time of the Agreement, the Selling Stockholders owned all of the issued and outstanding shares of the capital stock of TCCI. As a result of the acquisition, TCCI became a wholly-owned subsidiary of the Company and the Company issued an aggregate of 300,892 shares of the Company's Common Stock to the Selling Stockholders. Under the Agreement, the Company is required to register for resale those shares of Common Stock issued to the Selling Stockholders. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement. In addition, in connection with the Agreement, the Company entered into Employment Agreements with Darin Oreman and Eleanor Oreman.

      The following table provides certain information with respect to the Common Stock owned by the Selling Stockholders as of the date hereof.

                     NO. OF SHARES
                       OF COMMON     PERCENTAGE OF
                      STOCK OWNED    COMMON STOCK    NO. OF SHARES
                      PRIOR TO THE  OWNED PRIOR TO     OF COMMON
SELLING STOCKHOLDER     OFFERING      OFFERING(1)    STOCK OFFERED(2)
-------------------     --------      -----------    -------------
Gary Oreman             75,223            *             75,223
Darin Oreman            75,373            *             75,223
Eleanor Oreman          75,223            *             75,223
Jay Oreman              75,223            *             75,223

----------
* less than 1%

(1) Includes all shares of Common Stock beneficially owned by the Selling Stockholders as a percentage of the 16,602,468 shares of Common Stock outstanding at September 14, 1998.

(2) The Selling Stockholders, or their permitted transferees, may sell up to all of the Common Stock shown above under the heading "No. of Shares of Common Stock Offered" pursuant to this Prospectus in one or more transactions from time to time as described below under "Plan of Distribution." Since the Selling Stockholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.


                              PLAN OF DISTRIBUTION

      This Prospectus relates to the offer and sale of 300,892 shares of Common Stock by the Selling Stockholders. The Company has been advised by each Selling Stockholder that each Selling Stockholder may offer his or her Common Stock to or through brokers and dealers and underwriters to be selected by the Selling Stockholder from time to time. In addition, the Common Stock may be offered for sale through the Nasdaq Stock Market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Stockholder may pledge all or a portion of the Common Stock owned by him or her as collateral in loan transactions. Upon default by any such Selling Stockholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Stockholder under this Prospectus. Each Selling Stockholder also may enter into exchange traded listed option transactions which require the delivery of the Common Stock registered hereunder. Each Selling Stockholder may also transfer Common Stock owned by him or her in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Stockholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Stockholder and any brokers and dealers through whom sales of the Common Stock are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

      The Company will pay all of the expenses related to the registration of the Common Stock offered hereby, other than commissions and selling expenses with respect to the Common Stock being sold by the Selling Stockholders.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004.

                                     EXPERTS

      The consolidated financial statements of Insight Enterprises, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 which are included in Insight Enterprises, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, sales person, or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer of solicitation.


                                TABLE OF CONTENTS
                           --------------------------



                                                                            PAGE

Available Information..........................................................2

Information Incorporated by Reference..........................................2

Risk Factors...................................................................3

Use of Proceeds................................................................8

Selling Stockholders...........................................................8

Plan of Distribution...........................................................9

Legal Matters.................................................................10

Experts.......................................................................10





                            INSIGHT ENTERPRISES, INC.


                                     300,892


                                     SHARES
                                       OF
                                  COMMON STOCK




                                   PROSPECTUS


                                September__, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

The following sets forth the expenses to be borne by the registrant in connection with the offering being registered hereby.

      Securities and Exchange Commission Registration Fee......    $ 2,896
      Printing and Engraving Expenses..........................      3,000
      Legal Fees and Expenses..................................      7,000
      Accounting Fees and Expenses.............................      5,000
      Blue Sky Fees and Expenses...............................      1,000
      Other Expenses...........................................      1,104
                                                                   -------
            Total Expenses.....................................    $20,000
                                                                   =======

Item 15. Indemnification of Directors and Officers

      Section 145(a) of the General Corporation Law of the States of Delaware (the "General Corporation Law"), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

      Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense or any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

      Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director's duty of care.

      However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, acting or failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

      The Company's Bylaws provide that the Company shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Delaware

      The Company has a directors and officers' liability insurance policy with a policy limit of $25,000,000 and coverage for, among other things, liability for violations of federal and state securities laws.

      The Company has entered into indemnity agreements with its directors and officers for indemnification of and advance of expenses to such persons to the full extent permitted by law. The Company intends to execute such indemnity agreements with its future officers and directors.

Item 16. Exhibits

Exhibit
Number      Description
------      -----------

4.1         Amended and Restated Certificate of Incorporation of the Company (1)

4.2         By-Laws of the Company (2)

4.3         Specimen Common Stock Certificate (2)

5           Opinion of Snell & Wilmer L.L.P.

23.1        Consent of KPMG Peat Marwick LLP

23.2        Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)

24          Power of Attorney (included in signature page)

----------
(1) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

(2) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-86142) declared effective January 25, 1995.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (1)(i) and (l)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
            Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Insight Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 13, 1998.

                                    INSIGHT ENTERPRISES, INC.

                                    By: /s/ ERIC J. CROWN
                                        ------------------------------
                                        Eric J. Crown,
                                        Chairman of the Board and
                                        Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Eric J. Crown and Stanley Laybourne, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


     PERSON                           TITLE                          DATE
     ------                           -----                          ----

/s/ ERIC J. CROWN        Chairman of the Board of Directors    September 13,1998
    Eric J. Crown        and Chief Executive Officer
                         (Principal Executive Officer)

/s/ TIMOTHY A. CROWN     President and Director                September 13,1998
    Timothy A. Crown

/s/ STANLEY LAYBOURNE    Chief Financial Officer, Secretary,   September 13,1998
    Stanley Laybourne    Treasurer and Director (Principal
                         Financial and Accounting Officer)

                         Director                              September __,1998
    Larry A. Gunning

                         Director                              September __,1998
    Robertson C. Jones

Exhibit
Number      Description
------      -----------

4.1         Amended and Restated Certificate of Incorporation of the Company (1)

4.2         By-Laws of the Company (2)

4.3         Specimen Common Stock Certificate (2)

5           Opinion of Snell & Wilmer L.L.P.

23.1        Consent of KPMG Peat Marwick LLP

23.2        Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)

24          Power of Attorney (included in signature page)

----------
(1) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

(2) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-86142) declared effective January 25, 1995.